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                                                                   Exhibit 13(c)

                                SUBSCRIPTION AGREEMENT

                                         FOR

                                 INITIAL STOCKHOLDER



     This agreement (the "Subscription Agreement"), dated as of December 30, 1997, is between Dresdner RCM Equity Funds, Inc. (the "Company") and Dresdner Bank AG (the "Stockholder").

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

     WHEREAS, the Articles of Incorporation of the Company, as amended, authorizes 50,000,000 shares of capital stock in a series designated as the "Dresdner RCM Biotechnology Fund" (the "Fund");

     WHEREAS, the Stockholder desires to purchase from the Fund for the benefit of certain of its clients 300,000 shares of capital stock of the Fund (the "Shares"), at a price of $10.00 per Share;

     NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

     1. The Fund hereby agrees to issue and sell to the Stockholder, and the Stockholder has agreed to purchase, the Shares for the benefit of certain of its clients, at a price of $10.00 per Share.

     2. The Stockholder represents and warrants that (a) it is acquiring the Shares for the benefit of certain of its clients for investment purposes only and that the Shares are not being acquired with a view to or in connection with any resale, distribution, subdivision, or fractionalization of any or all of the Shares or any interest therein, (b) it has received a copy of the Fund's prospectus and (c) it has the requisite authority and discretion to purchase the Shares for the benefit of its clients.

     3. The Stockholder hereby agrees that it will not direct the sale, assignment, transfer, pledge, hypothecation, or exchange of all or any part of the Shares except upon repurchase or redemption by the Fund, unless and until
(i) the Stockholder reasonably believes that such sale, assignment, transfer, pledge, hypothecation or exchange will not violate the provisions of the Securities Act of 1933, as amended or the rules or regulations thereunder (the "1933 Act"), and the Fund receives adequate notice of the Stockholder's intentions and does not object to such sale, assignment, transfer, pledge, hypothecation or exchange, or (ii) the Stockholder receives an opinion of counsel that such sale, assignment, transfer, pledge, hypothecation or exchange will not violate the provisions of the 1933 Act.

     4. The Stockholder represents and warrants that its representative named below has all necessary power and authority to execute this Subscription Agreement on behalf of the Stockholder.

     IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date indicated above.


DRESDNER RCM EQUITY FUNDS, INC.
on behalf of the Dresdner RCM Biotechnology Fund



By:
   ----------------------------

DRESDNER BANK AG


By:  /s/Dr. Lange       /s/Brocks